EXHIBIT 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oxford Resource Partners, LP Amended and Restated Long-term Incentive Plan of our report dated 18 December 2009, with respect to the combined financial statements for the Carved-Out Surface Mining Operations of Phoenix Coal, Inc. included in the Registration Statement (Form S-1) and related Prospectus (Amendment #6) filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Louisville, Kentucky
30 July 2010